Exhibit 99.1

B2Digital Provides Updated Unaudited Live Event Performance Data Featuring Strong Growth and Accelerating Trends

Company Now Sees Potential for Live Events to Contribute $1.5-2M in Annualized Sales, Excluding Sponsorship Income, on Positive Dynamics in Event Frequency, PPV, and Gate Sales

TAMPA, FL, April 27, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is pleased to provide an update on financial performance data (Unaudited) from its recent Live Events to provide current and prospective shareholders with greater insight into important trends.

“We are seeing a number of very positive trends and dynamics crystallizing in recent performance data from our Live Events,” commented Greg P. Bell, Chairman & CEO of B2Digital. “We felt it deserved to be addressed through official communications both because recent data highlights important new trends and in the spirit of increasing transparency in response to inquiries we have received from a number of shareholders.”

Note: Figures presented below represent provisional unaudited data subject to potential adjustment. This data also excludes the Company’s Fitness Facility and Training Segment, which accounts for the majority of total Company sales.

Thus far, in B2Digital events that have taken place in April (three events: Kokomo, IN, Macon, GA, and Lexington, KY), the Company unofficially brought in approximately $88k in total combined sales despite continued virus-related restrictions on attendance. Total sales averaged roughly $29.3k per event. Of that, gate ticket sales averaged roughly $21k per event, while Pay-Per-View ticket sales averaged roughly $8.2k per event. All three events were profitable on a per-event cost basis.

Significantly, all three events were sold out for in-person attendance, with all venues limiting capacity to 50% attendance due to continued concerns about transmission of Covid-19. In each case, substantial numbers of would-be attendees were turned away at the gate after maximum allowed capacity was reached, suggesting that recent gate ticket sales significantly understate demand and underestimate potential sales in the absence of pandemic-related restrictions.

In addition, both the rate of events per month and the contribution of PPV sales are seen as escalating versus pre-pandemic assumptions, with PPV sales increasing 1,550% on average, per event, compared to pre-pandemic levels, and the Company now on pace to put on 50 or more events per 52-week period, which represents an increase of roughly 100% as compared to pre-pandemic levels.

While these are unaudited financial performance figures, these trends – substantially understated gate sales, rapidly increasing PPV sales, and a significantly boosted pace of Live Events – together suggest that the Company’s projections for revenues related to its Live Event segment should be adjusted higher.

Bell added, “The upshot is this: through updates and investments in our team, equipment, and expertise, we have acquired the capacity to put on Live Events at a much faster pace than we have in the past. At the same, our PPV marketing has evolved to produce much better results, and we are also likely approaching the end of live crowd attendance restrictions before too much longer, which should have a large impact on cash flowing in the door, especially given the accelerated frequency of our events. Finally, we are also likely on the doorstep to beginning the process of monetizing our brand and events through the sponsorship channel. That is another significant factor that we believe will become a major part of our longer-term strategic roadmap.”

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About B2Digital Inc.
With extensive background in entertainment, television, video, and technology, B2Digital (OTC: BTDG) is now forging ahead and becoming a full-service live event sports company. Capitalizing on the combination of B2Digital CEO Greg P. Bell’s expertise and involvement with more than 40,000 live events over his career for major sports leagues and entertainment venues, B2Digital is in the process of developing and acquiring MMA and sports-related companies to build an integrated Premier Development League, Expand the B2 Official Training Facility Program Network and Continue the growth of the B2 Social Media Network for the multibillion-dollar mixed martial arts (“MMA”) industry.

B2Digital intends to create and develop league champions that will move on to the MMA major leagues from the Company’s B2 Fighting Series brand. Each year, the top fighters will be invited to the annual B2 Fighting Series National Championship live event.

B2Digital has developed and deployed the systems and technologies for the operation of the B2 Fighting Series, “B2FS”. This includes social media marketing, event management, digital ticketing sales, digital video distribution, digital marketing, PPV, FTV (Free to View), merchandise sales, brand management and financial control systems. B2Digital owns all rights for TV, internet, social media, media, merchandising and trademarks, and branding for the B2Digital companies.

For more information about B2Digital, visit the Company’s website at www.b2digitalotc.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.b2digitalotc.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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